UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): November 9, 2007

NEAH POWER SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22122 20th Ave. SE, Suite 161, Bothell, Washington 98021
(Address of principal executive offices) (Zip Code)

(425) 424-3324
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

As of November 9, 2007, we sold a 10% convertible secured promissory note due January 1, 2009 to EPD Investment Co., LLC for gross proceeds of $500,000.00.

The note is convertible to shares of common stock at $0.29 per share.  EPD will receive 1.25 million common shares and a 5-year warrant to purchase 500,000 shares at $0.29 per share, as well as additional shares if we do not repay the loan or effect a registration statement for the shares by specified dates.  The note is secured by common shares valued at five times the outstanding note balance, and is further secured by a security interest in substantially all of our assets until 45 days after a registration statement for all shares is declared effective.  Copies of the note, warrant, purchase agreement and security agreement are attached as exhibits 4.1, 4.2, 10.1 and 10.2, respectively, and incorporated herein by reference.

Except as required by law, we disclaim any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 3.02 Unregistered Sales of Equity Securities.

On November 13, 2007, as consideration and security for the financing described in Item 1.01 above, we issued 12.5 million shares of common stock to be held in escrow pursuant to the terms of the purchase agreement and related transaction agreements. We also issued five-year warrants to purchase up to 500,000 additional shares of our common stock at $0.29 per share. These securities were issued without registration pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933, as a transaction by us not involving any public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

4.1	Convertible Secured Promissory Note

4.2	Common Stock Purchase Warrant
10.1	Purchase Agreement
10.2	Security Interest Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEAH POWER SYSTEMS, INC.

By: /s/ DAVID M. BARNES
David M. Barnes Chief Financial Officer

Date: November 16, 2007